January 17, 2012

Erica Ruliffson-Schultz

Dear Erica:

I am pleased to offer you the position of Executive Vice President, Global Head of Sales at LivePerson, based in San Francisco, with your approximate scheduled start date of February 13th, 2012. This letter confirms the terms and conditions of our employment offer to you:

•	You will be paid salary at an annual rate of $300,000 U.S. dollars according to our payroll practices as they may exist from time to time (we currently pay salary on a semimonthly basis: the 15th and last day of each month).

•	You will be eligible to participate in the LivePerson bonus plan as it exists from time to time under terms comparable to other LivePerson employees of similar role and responsibility. Your annual target bonus will be $300,000. Achievement of your bonus target will be based upon the Company’s financial performance as well as individual MBOs, with overachievement of your bonus target possible based on a formula tied to the Company’s financial performance, all to be further detailed in your annual bonus plan and pursuant to the Company’s then-current bonus practices. During your first year of employment, your annual target bonus will be prorated for actual months of service during the year. LivePerson reserves the right to amend or terminate its bonus plan or any terms or criteria thereunder, and corresponding policies, at any time.

•	You will be granted an unvested option to purchase 125,000 shares of LivePerson common stock which grant and strike price will be subject to approval by the LivePerson Board of Directors on the first option grant date following your employment start date. This grant date typically occurs within 6 months of your employment start date. This option will be granted under the terms and conditions of the LivePerson 2009 Stock Incentive Plan and the Notice of Grant of Stock Option and Stock Option Agreement (the "Plan Documents"), which will be issued to you at the time of the grant. This option will vest in equal increments of 25% annually over four (4) years, beginning on the first anniversary of the grant date, subject to your continued service to the Company through each vesting date and the terms of the Plan Documents.

•	You will be eligible for vacation in accordance with LivePerson’s vacation policy as it exists from time to time. Under the current policy, you will accrue vacation at the rate of 1.65 days vacation per month (4 weeks per full year), subject to the LivePerson vacation policy, as it may be amended from time to time.

•	You will be eligible to enroll in the LivePerson health and disability insurance program on the first day of the first full calendar month of your employment subject to the terms and conditions of the applicable plans and policies as they may exist from time to time.

•	You will be eligible to participate in the company’s 401(k) savings plan following your employment start date subject to the terms and conditions of the applicable plans and policies as they may exist from time to time. You will receive further orientation regarding benefits you are eligible for and company policies on or shortly after your start date.

•	This offer is made contingent upon your successful completion of the Company’s pre-employment procedures, including reference and background verification of your prior employment and other information provided by you during the interview process, as well as proof of identity and authorization to work in the United States, as required by law. In addition, this offer is made contingent upon your execution of the Company’s standard Code of Conduct, Confidential Information and Invention Assignment Agreement, and similar agreements required of all employees.

•	By signing this letter you confirm that you are not subject to any agreement, with a prior employer or otherwise, which would prohibit, limit or otherwise be inconsistent with your employment at LivePerson or prevent you from performing your obligations to LivePerson. Additionally, please be advised that it is LivePerson’s corporate policy not to obtain or use any confidential, proprietary information or trade secrets of its competitors or others, unless it is properly obtained from sources permitted to disclose such information. By signing this letter below, you are acknowledging that you have been advised of this policy and that you accept and will abide by it, and you are also agreeing that you will not use or disclose any confidential or proprietary information of LivePerson to any third party, including any previous or subsequent employer.

•	Your employment with LivePerson is at-will and may be terminated by you or LivePerson at any time with or without cause and with or without notice.

•	In the event that your employment is terminated by the Company without Cause (as defined below), and (b) provided that within sixty (60) days following your termination date you timely execute and do not revoke a separation and release agreement drafted by and satisfactory to the Company (the "Separation Agreement”), the Company will provide you with severance pay equal to three (3) months of your then-current base salary, payable in accordance with the payment procedures described below. For the avoidance of doubt, the foregoing severance shall not be paid in the event that your employment is terminated by reason of your voluntary resignation. For clarification, the severance provisions above will apply in the event that your employment is terminated by Company or any successor to Company unless your employment is terminated due to one or more of the circumstances described in the definition of “Cause” below.

•	The parties intend that the severance payments and benefits provided pursuant to this letter are exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance under and any state law of similar effect ("Section 409A") and any ambiguities herein will be interpreted to be so exempt. Each payment and benefit payable under this letter is intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2). Accordingly, severance payments described above shall commence on the Company's first regularly scheduled payroll date that occurs as soon as practicable after the conditions set forth above are satisfied, and no later than the fifteenth (15th) day of the third (3rd) month following the end of your first tax year in which your termination of employment occurs, or, if later, the fifteenth (15th) day of the third (3rd) month following the end of the Company's first tax year in which your termination of employment occurs, as provided in Treasury Regulation Section 1.409A-1(b)(4). Notwithstanding anything herein to the contrary, the Company shall have no liability to you or to any other person, for any taxes, penalties or otherwise, if the payments and benefits provided pursuant to this letter that are intended to be exempt from Section 409A are not so exempt.

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•	In the event that your employment is voluntarily terminated at any time by you or by the Company for Cause, you will be entitled only to your unpaid compensation earned through the date of your termination of employment in accordance with applicable law. You will not be entitled to any other compensation or consideration that you may have received had your employment with the Company not been terminated.

•	For purposes hereof, “Cause” shall mean a determination by the Company (which determination shall not be arbitrary or capricious) that: (i) you materially failed to perform your specified or fundamental duties to the Company or any of its subsidiaries, (ii) you were convicted of, or pled nolo contendere to, a felony (regardless of the nature of the felony), or any other crime involving dishonesty, fraud, or moral turpitude, (iii) you engaged in or acted with gross negligence or willful misconduct (including but not limited to acts of fraud, criminal activity or professional misconduct) in connection with the performance of your duties and responsibilities to the Company or any of its subsidiaries, (iv) you failed to substantially comply with the rules and policies of the Company or any of its subsidiaries governing employee conduct or with the lawful directives of the Board of Directors, or (v) you breached any non-disclosure, non-solicitation or other restrictive covenant obligation to the Company or any of its subsidiaries.

•	This letter shall not be construed as an agreement (either express or implied) to employ you, or for any guaranteed term of employment, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice.

Please indicate your acceptance of this offer by signing below and returning one copy to me. You will also receive additional information about LivePerson as well as some forms and documents that you must complete prior to your start date. Your employment is contingent upon the return of the requested material. If you have any questions, please do not hesitate to contact me.

LivePerson is a dynamic organization with tremendous growth opportunities. We look forward to you joining us and hope that you share our excitement for the opportunity it presents to everyone on the team.

Sincerely,

/s/ Robert LoCascio
Robert LoCascio
CEO

Accepted by:	/s/ Erica Schultz	1/20/2012
	Name	Date

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